Exhibit 99.1    Text of Press Release Issued by VoIP, Inc. on August 27, 2007

VoIP, Inc. Issues Letter to Shareholders

Company Expects To Generate Positive Operating Cash Flow During 2007 Fourth Quarter

ORLANDO — VoIP, Inc. (OTCBB: VOIC) issued today the following Letter to Shareholders:

Dear Shareholder:

We wanted to write to you today to update you on many of the exciting developments that have occurred at the Company, events that we believe have positioned VoIP for growth and profitability, and which we think will allow the Company’s technology and business prospects to be recognized by the investment community. To be sure, the last year has been challenging for the new management team and difficult for shareholders, but we now feel as if we are positioned to deliver the financial results that investors are hoping for.

Approximately one year ago when Tony Cataldo joined the Company, we underestimated the challenge ahead of us. We knew that VoIP was in a difficult position, but never expected that the debt the Company incurred would require such a difficult restructuring. Quite simply, the Company was pursuing the wrong lines of business, and had practically little to no operating cash. It could have easily chosen bankruptcy as an alternative, which would have allowed the Company to manage these difficulties in an orderly fashion. We believed then, as we do now, that the Company was not only viable, but its potential could be realized with strong and prudent direction. While it has taken us longer than expected, we were finally able to stabilize operations and invest in our network for growth. We wanted to share with you the steps we have taken to get to this point.

We divested the Company of the LA Phonehouse and Dallas operations, two low-margin businesses that were not part of our current business strategy. In addition, these operations would have required significant investment just to maintain their current level of business. To demonstrate our point, last year during the second quarter we had a loss of approximately 25% at the gross margin level…meaning that before we allocated sales, general and administrative (operating) expenses we were losing money on products that we sold. I am pleased to report that in July, while we still expect to generate a net operating loss for the month, our gross margin over the last three-month period was a positive 10%.

More importantly, our “variable” gross margin (defined as total gross margin less our monthly network costs that are not minute-based) has improved from a loss of 20% during 2006 to now over a positive 25% variable margin for July 2007. We believe this will continue to increase throughout the rest of 2007. The Company is now making a positive gross margin contribution on its sales as compared to its previous consistent losses. Quite simply, for every $1.00 in revenue during 2006, the variable (minute-based) cost alone was $1.20, as compared to now where every $1.00 in revenue is now $0.75 or less in minute-based costs. Not only do we foresee growth in our revenue, but also continued reductions in our costs over the coming months while we expand our network further.

We recently reported our 2007 second quarter results, and while there is still much work to be done to meet our objectives, we reduced our cash used in continuing operating activities by $1.2 million from the first quarter of 2007, which was $2.8 million, which represents almost a 50% reduction over one quarter. We used $1.6 million of cash in our continuing operations, far less than the $11.9 million net loss that we reported for the second quarter, which included a $6.2 million loss from discontinued operations (which consisted mostly of a non-cash writedown of intangible assets related to our sale of the Dallas operating assets). The second quarter 2007 net loss also included other non-cash expenses including depreciation, amortization, stock and warrant-related expenses totaling approximately $2.0 million. We now expect to be operating cash flow positive by the fourth quarter of this year. Driving this growth are improved results from our continuing Caerus (VoiceOne network services) business, where unaudited July revenue was $852,000, compared to just $305,000 for the same month in 2006. By the end of August 2007, we expect 2007revenue from this business will exceed revenue that this business generated for the entire 2006 fiscal year.

Of course, part of being a public company is ensuring that the right capital structure is in place, and addressing issues that could impact shareholder value. As many of you are aware, we recently completed a 1-for-20 reverse stock split, designed to make our stock more marketable to the investment community. We believe that although we are still on the Bulletin Board, we are on the path to listing on a National Exchange, and that the reverse split will accelerate the time period to accomplish this. The Company also settled 12 lawsuits during the previous months, including MCI and Cross Country, so as to reduce future liabilities that could adversely impact the Company’s financial performance.

We realize that we are very early in our turnaround plan, although much has already been accomplished. July revenue increased 59% sequentially from June to approximately $852,000, primarily reflecting the 47% improvement in total termination minutes of use on our Network. In August, we are experiencing even greater traffic over our network, and expect revenue for the month to significantly exceed $1 million, with a corresponding increase in total termination minutes. Our Network is now able to service over 50 million households and businesses, offering improved quality and service to our clients nationwide. We plan to further build out the network, which will enable us to service over 200 million subscriber and enterprise lines by year end, making us an even more valuable partner for our customers.

Despite progress operationally and in improving our capital structure, Wall Street has not yet recognized these improvements. Our stock, on a split-adjusted basis, is near its low for the year. Our market capitalization is much less than the replacement cost of our network. We believe that those shareholders who have stuck with us through the tough times will be rewarded, as we feel we are entering a period of high value creation for the Company. We thank you for your support and look forward to sharing future developments with you in the coming months.

Sincerely,

Tony Cataldo
Chairman and CEO

Shawn Lewis
Chief Technology and
Chief Operating Officer

About VoIP, Inc.

VoIP, Inc. is a leading provider of turnkey Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers worldwide. The Company is also a certified Competitive Local Exchange Carrier (CLEC) and Inter Exchange Carrier (IXC). Through its wholly owned subsidiary, VoiceOne Communications, LLC, the Company provides a comprehensive portfolio of advanced telecommunications technologies, enhanced services, broadband products, and fulfillment services to the VoIP and related communications industries. Current and targeted customers include IXCs, CLECs, Internet Telephony and Conventional Telephony Service Providers (ISPs and ITSPs), cable operators and other VoIP Service Providers in the United States and countries around the world. The Company enables these customers to expand their product/service offerings by VoIP's nationwide packet network through services such as voice termination/origination, e911 emergency call service for VoIP, CALEA, Broadband Voice, IP Centrex and other advanced communications services and technologies. For information on VoIP, Inc. please visit the Company's web site: www.voipincorporated.com.

Safe Harbor Statements about the Company's future expectations and all other statements in this press release other than historical facts, are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words 'anticipate,' 'estimate,' 'expect,' 'intend,' 'plans,' 'projects,' and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact:
Investors:
Andrew Hellman, CEOcast, Inc. for VoIP, Inc. at 212-732-4300
adhellman@ceocast.com
or
Media:
HighTech PR
Tammy Snook, 407-667-9355
tammysnook@hightechpr.net